EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended KB Home 2014 Equity Incentive Plan and the KB Home 401(k) Savings Plan of our reports (a) dated January 22, 2016, with respect to the consolidated financial statements of KB Home and the effectiveness of internal control over financial reporting of KB Home included in its Annual Report (Form 10-K) for the year ended November 30, 2015, and (b) dated June 24, 2016, with respect to the financial statements and schedule of KB Home 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2015, each filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Los Angeles, California
July 14, 2016